FIRST AMENDMENT TO
CONSULTING AGREEMENT

This First Amendment to Consulting Agreement (this “Amendment”), executed on November _, 2006 and made effective as of October 3, 2006, is entered between Peter Mateja, an individual residing at 2129 Kawartha Crescent, Mississauga, Ontario L5H 3P8 (the “CEO”), and Smart Energy Solutions, Inc., a Nevada corporation with an office currently at 207 Piaget Avenue, Clifton, NJ 07011 (the “Company”).

WITNESSETH :

WHEREAS, on October 3, 2005, the Company and the CEO entered into a Consulting Agreement (the “Consulting Agreement”), pursuant to which the Company engaged the CEO as the Chief Executive Officer of the Company for a one year term expiring on October 2, 2006;

WHEREAS, subject to and in accordance with the terms and conditions set forth herein, the Company and the CEO desire to amend the Consulting Agreement for the purposes of extending the term for an additional one year period, modifying the compensation terms, and effecting such other changes as are herein set forth;

WHEREAS, Section 2.2 of the Consulting Agreement contemplated that the CEO would receive a bonus of up to $50,000 for services rendered pursuant thereto; and in lieu of such cash bonus, the parties hereto desire that the Company issue to CEO 150,000 shares of the Company’s common stock, as hereinafter set forth;

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.  Interpretation. Except as expressly set forth in this Amendment, all of the other terms and provisions of the Consulting Agreement shall remain in full force and effect. References in the Consulting Agreement to "this Agreement", "hereunder", "herein", "hereof", and words of like effect shall mean the Consulting Agreement as so amended by this Amendment. All capitalized terms used herein that are not defined herein shall have the meaning given to such terms in the Consulting Agreement.

2.  Term. The Term is hereby renewed for an additional one year period commencing as of October 3, 2006 and expiring on October 2, 2007, unless the Consulting Agreement is terminated earlier in accordance with the terms thereof.

3.  Amendments to the Consulting Agreement.

a.  Base Salary. Section 2.2 of the Consulting Agreement, relating to the base salary, is hereby amended by adding the following at the end of such section: “Effective from and after October 3, 2006, the annual Base Salary shall be equal to One Hundred Seventy Thousand Dollars ($170,000).”

b.  Reimbursement of Accomodation Expenses. Section 3.4 of the Consulting Agreement, relating to the Company’s provision of an apartment on behalf of the CEO, is hereby amended by deleting the second sentence of such section, which begins with the words “The Company agrees to rent an apartment…”, and substituting in lieu thereof the following:

As reimbursement for accommodation expenses incurred by the CEO, the Company shall pay the CEO Seven Hundred Dollars ($700) per month during each month of the Term, commencing as of October 2006, which sum shall be paid simultaneously with the payment of the installments of the CEO’s Base Salary.

c.  Termination without Cause. Section 4.1 of the Consulting Agreement, relating to the Company’s right to terminate the agreement without cause, shall be deleted in its entirety and the following shall be substituted in lieu thereof:

4.1 Termination without Cause. The CEO's engagement hereunder may be terminated by the Company without Cause at any time and without notice provided that the Company pays the CEO under normal payroll practices for the next six (6) months immediately following such termination. Notwithstanding anything contained herein to the contrary, during said six (6) month period the Stock Options shall continue to vest.

d.  Change of Control. Section 4.3 of the Consulting Agreement is hereby amended by inserting the following at the beginning of such section:

If the Company undergoes a Change of Control (hereafter defined), either the Company or the CEO may immediately terminate this Agreement upon written notice to the other party within six (6) months after the date of such Change of Control. Upon such termination, the Company shall pay the CEO under normal payroll practices for the next twelve (12) months immediately following such termination. Notwithstanding anything contained herein to the contrary, during said twelve (12) month period the Stock Options shall continue to vest.

4.  Payment of Bonus for Period October 3, 2005 until October 2, 2006. The parties hereby agree that, in lieu of the cash Bonus to which the CEO was to receive pursuant to Section 2.2 of the Consulting Agreement for services rendered during the period October 3, 2005 until October 2, 2006, the Company shall issue to CEO on the date hereof one hundred fifty thousand (150,000) shares of the Company’s common stock.

5.  General Provisions. This Amendment together with the Consulting Agreement set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior and contemporaneous agreements, arrangements and understandings of the parties relating to the subject matter hereof. No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the parties which is not expressly embodied in the Consulting Agreement, as amended hereby. This Amendment may be executed simultaneously in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the day and year first above written.

SMART ENERGY SOLUTIONS, INC.

By: /s/ Edward Braniff
Name: Edward Braniff Title: Chief Financial Officer

/s/ Peter Mateja PETER MATEJA